Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form F-1 of our report dated April 30, 2014, with respect to the consolidated statements of financial position as at December 31, 2013 and 2012 of Hunt Mining Corp. and its subsidiaries and the consolidated statements of loss and comprehensive loss, changes in shareholders equity and cash flows for the years ended December 31, 2013 and 2012, and a summary of significant accounting policies and other explanatory information, included herein and to the reference to our firm under the heading "Experts" in the prospectus.

Calgary, Canada	MNP LLP
August 12, 2014	Chartered Accountants

1500, 640 - 5th Avenue SW, Calgary, Alberta T2P 3G4, Phone: (403) 263-3385, 1 (877) 500-0792